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                                                                     EXHIBIT 3.1


                           ARTICLES OF INCORPORATION
                                       OF
                               PACKAGED ICE, INC.




       The undersigned person acting as incorporator of a corporation herein-after referred to as "corporation", adopts the following Articles of
Incorporation:

                                   ARTICLE I

       The name of the corporation is PACKAGED ICE, INC.

                                   ARTICLE II

       The period of its duration is perpetual.

                                   ARTICLE III

       The purposes for which the corporation is organized are:

       a)     To purchase and sell goods;

       b)     To perform services;

       c)     To transact any manufacturing business;

       d)     To engage in any mercantile or trading business;

       e)     To erect or repair any building or improvement;

       f)     To engage in the oil and gas business;

       g) To transact any or all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act;

       h) To purchase, sell, acquire by lease, grant by lease, rent sublease and subdivide real property in towns, cities, and villages and their suburbs not extending more than two miles beyond their limits; and

       i) To do everything necessary, proper, advisable or convenient for the accomplishment or furtherance of such purposes.





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                                   ARTICLE IV

       The aggregate number of shares which the corporation shall have authority to issue is TEN MILLION (10,000,000) shares with par value of $0.01 per share.

                                    ARTICLE V

       The corporation will not commence business until it has received for the issuance of its shares consideration of the value of ONE THOUSAND AND NO/100 DOLLARS (1,000.00), consisting of money, labor done or property actually received.

                                   ARTICLE VI

       No shareholder or other person shall have any pre-emptive right whatsoever.

                                   ARTICLE VII

       The corporation may purchase or acquire its own shares and may reissue such shares as provided by law.

                                  ARTICLE VIII

       Directors shall be elected by plurality vote. Cumulative voting shall not be permitted.

                                   ARTICLE IX

       The corporation may enter into contracts or transact business with one or more of its directors, officers or stockholders, or with any firm of which one or more of its directors, officers or stockholders are members, or with any corporation, association, trust company, organization or entity in which any one or more of its directors, officers of stockholders are directors, officers, trustees, shareholders or beneficiaries, or are otherwise interested, and in the absence of fraud such contract or transaction shall not be invalidated or in any way affected by the fact that such directors, officers or stockholders of the corporation have or may have interest which are or might be adverse to the interest of the corporation even though the vote or action of the directors, officers or stockholders having such adverse interests may have been necessary to obligate the corporation upon such contract or transaction. In the absence of fraud, no directors, officer or stockholder having such adverse interest shall be liable to the corporation or to any stockholder or creditor thereof, or to any other person, for any loss incurred pursuant to or by reason of any such contract or transaction, nor shall any such director, officer or stockholder be accountable for any gains or profits realized thereon.





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                                    ARTICLE X

       The post office address of the initial registered office of the corporation is 11 Greenway Plaza, Suite 2121, Houston, Texas 77046, and the name of its initial registered agent at such address is TED WU.

                                   ARTICLE XI

       The number of directors constituting the initial board of directors is/are one (1), and the name(s) and address(es) of the person(s) who is/are to serve as director(s) until the first annual meeting of the shareholders, or until his/hers/their successor(s) is/are elected and qualified is/are:


       Name                                Address
       ----                                -------

TED WU                                     11 Greenway Plaza
                                           Suite 2121
                                           Houston, Texas 77046


                                  ARTICLE XII

              The name and address of the incorporator is:

                                     TED WU
                         11 Greenway Plaza, Suite 2121
                              Houston, Texas 77046




                                           -------------------------------------
                                           TED WU, INCORPORATOR


       SWORN TO AND SUBSCRIBED before me by TED WU on this the 10th day of August, 1990.



                                                  ------------------------------
                                                  Notary Public, State of Texas





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